EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 6, 2004, accompanying the financial statements of ECC Capital Corporation as of April 15, 2004, which is incorporated in this Registration Statement on Form S-11 (the “Registration Statement”). We consent to the incorporation in this Registration Statement of the aforementioned report.

/s/    GRANT THORNTON LLP

Los Angeles, California

August 12, 2004